UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2017

Fate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2017 (the “First Amendment Effective Date”), Fate Therapeutics, Inc. (the “Company”), a Delaware corporation, entered into the First Amendment (the “SVB Loan Amendment”) to the Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank (the “Bank”). The SVB Loan Amendment amends that certain Amended and Restated Loan and Security Agreement between the Company and the Bank, dated as of July 30, 2014 (the “Restated LSA”).

Pursuant to the SVB Loan Amendment, the Bank extended an additional term loan to the Company on July 14, 2017 in the principal amount of $15,000,000 (the “Term Loan”), a portion of which was applied to repay in full the Company’s existing outstanding debt with the Bank under the Restated LSA. Following such repayment in full of the Company’s existing outstanding debt with the Bank under the Restated LSA, cash proceeds to the Company from the remaining portion of the Term Loan were approximately $7.5 million.

The Term Loan matures on January 1, 2022 (the “Term Loan Maturity Date”). The Term Loan bears interest at a floating per annum rate equal to the greater of (i) 3.50% above the Prime Rate (as defined in the SVB Loan Amendment) or (ii) 7.25%, provided that in no event shall such interest rate exceed 8.25%. Interest is payable on a monthly basis on the first day of each month, beginning on August 1, 2017.

From August 1, 2017 through January 1, 2019 (the “Interest-only Period”), the Company is required to make monthly payments of interest only. Thereafter, the Company is required to repay the principal, plus monthly payments of accrued interest, in 36 equal monthly installments based on a 36-month amortization schedule. Notwithstanding the foregoing, subject to the achievement of a product development milestone by the Company before the expiration of the above-described Interest-only Period, (i) the Interest-only Period shall be extended from January 1, 2019 through and including to July 1, 2019 and (ii) the Company shall thereafter repay the principal, plus monthly payments of accrued interest, in 30 equal monthly installments based on a 30-month amortization schedule. The Company’s final payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

Subject to certain conditions, including the payment of a prepayment fee in the amount of (x) 3% of the principal amount of the Term Loan for any prepayment made through July 14, 2018 or (y) 1% of the principal amount of the Term Loan for any prepayment made after July 14, 2018 and on or before July 14, 2019, the Company may voluntarily prepay all, but not less than all, of the Term Loan.

The foregoing is only a brief description of the SVB Loan Amendment, does not purport to be a complete description of the rights and obligations of the parties, and is qualified in its entirety by reference to the full text of the Restated LSA and the SVB Loan Amendment, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

In connection with the SVB Loan Amendment, the Company issued to the Bank on the First Amendment Effective Date a warrant to purchase up to an aggregate of 91,463 shares of the Company’s common stock, subject to adjustment, at an exercise price equal to $3.28 per share (the “Warrant”). The foregoing description of the Warrant is not intended to be complete and is qualified in its entirety by reference to the full text of the Warrant, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of Form 8-K above regarding the SVB Loan Amendment is incorporated by reference in response to this Item 2.03 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2017	Fate Therapeutics, Inc.

	By:	/s/ J. Scott Wolchko
J. Scott Wolchko
President and Chief Executive Officer